Exhibit 99.1

CASELLA WASTE SYSTEMS, INC. ANNOUNCES AGREEMENT TO DIVEST $130.4 MILLION OF NON-INTEGRATED RECYCLING ASSETS

Transaction would drive both substantial debt reduction and simplification of the company’s operating platform.

RUTLAND, VERMONT (January 24, 2011) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, announced today that it has reached a definitive agreement to sell select non-integrated recycling assets to a new company formed by Pegasus Capital Advisors, L.P. and Intersection, LLC for $130.4 million in gross proceeds.

Highlights include:

•                  Anticipated net cash proceeds of $117.4 million are expected to be used to repay Senior Secured Term Loan B borrowings.

•                  Transaction would result in pro forma leverage of 4.0x, down 0.4x from the October 31, 2010 leverage of 4.4x, as calculated per Senior Secured Credit Agreement.

•                  The assets to be sold as part of this transaction contributed $14.0 million consolidated Adjusted EBITDA* for the twelve months ended October 31, 2010.

•                  Casella’s business strategy remains focused on providing integrated solid waste, recycling, and resource transformation solutions to its customers throughout the Northeastern U.S.

•                  Company to Host Conference Call at 11:00 AM ET today, January 24, 2011 to discuss the transaction and updated pro forma fiscal year 2011 guidance.

“With this important transaction, we will have made substantial progress towards our objective to delever the balance sheet,” said John W. Casella, chairman and CEO of Casella Waste Systems.  “At the same time, we will be simplifying our business structure, improving our risk profile, and, most importantly, maintaining a strong set of integrated solid waste, recycling, and resource management assets across the Northeast.”

“Our strategy to sell non-core assets to reduce leverage and improve our balance sheet over the past several quarters is the right plan to drive long-term shareholder value,” Casella said.  “This attractive transaction is aimed at achieving these goals, and we believe that with this transaction we will be better positioned for the future, with a stronger balance sheet and a solid operating platform.”

“We will continue to focus on deleveraging our balance sheet towards our stated long term leverage target, and focus on increasing our cash flows from operations by profitably growing revenues, increasing pricing, implementing permanent cost controls and operating efficiency programs, and harvesting our successful landfill development initiatives,” Casella said.  “The sale of these assets will have no effect on our continued commitment to provide our customers with innovative resource solutions that create incremental value from traditional waste streams.”

The purchaser is financed by Pegasus Capital Advisors, L.P., MissionPoint Capital Partners LLC, HarbourVest Partners LLC, and Ares Capital Corporation.  Craig Cogut, founder and managing partner of Pegasus Capital Advisors, L.P., will serve as chairman of the new company.

Transaction Overview

Pursuant to the purchase and sale agreement and related agreements entered into by Casella and the buyer on January 23, 2011, the company will divest the following assets:

•                  FCR recycling assets located outside the company’s core operating region of New York, Massachusetts, Vermont, New Hampshire, Maine and northern Pennsylvania, including 17 Material Recycling Facilities (“MRFs”), 1 transfer station and certain related intellectual property

(IP) assets. Following the transaction, Casella will retain 4 integrated FCR MRFs located in its core operating region.

Closing of the transaction is expected to be in the fourth quarter of fiscal year 2011 and is subject to customary closing conditions. In the event that the buyer fails to consummate the transaction by March 15, 2011, following the satisfaction by the company of all closing conditions, the buyer will be required to pay a reverse termination fee of $6.5 million. In addition, at the closing of the transaction, Jim Bohlig, an officer and Board Member of the company, will join the buyer as their CEO.

Use of proceeds

Casella expects to receive $130.4 million of gross proceeds from the transaction.  After netting transaction costs and cash taxes payable in conjunction with the divestitures, Casella expects the net cash proceeds to amount to $117.4 million

The company intends to use the net cash proceeds from the divestiture and borrowings under the company’s Senior Secured Revolving Credit Facility to repay Senior Secured Term Loan B in full upon the completion of the disposition. Total debt as of October 31, 2010 was $573.3 million, with total funded leverage at 4.4x, as defined by the company’s Senior Secured Credit Facility.  Pro forma for the transaction, total debt as of October 31, 2010 would have been $455.9 million and pro forma total funded leverage would have been 4.0x.

Fiscal 2011 Outlook

We have updated our fiscal year 2011 guidance to reflect only the pro forma impact of the divestiture.  The following ranges reflect the guidance as provided on December 1, 2010, excluding the projected contribution of the FCR recycling assets to be sold and any one-time gains or losses associated with this divestiture.

•                  Revenues between $462.0 million and $472.0 million;

•                  Adjusted EBITDA* between $109.0 million and $113.0 million; and

•                  Capital expenditures between $52.0 million and $58.0 million.

In light of the discontinued operations treatment for the divestiture and our intention to use 100 percent of the divestiture net proceeds to repay Senior Secured Term Loan B, we have chosen to suspend Free Cash Flow* guidance for the remainder of fiscal year 2011.  We plan to reintroduce Free Cash Flow guidance for fiscal year 2012 as part of our fourth quarter fiscal year 2011 announcement.

Conference call to discuss the transaction

The company will host a conference call to discuss the transaction and updated pro forma fiscal year 2011 guidance today, January 24, 2011 at 11:00 AM ET.  Individuals interested in participating in the call should dial (877) 548-9590 or (720) 545-0037 at least 10 minutes before start time.  The call will also be webcast; to listen, participants should visit Casella Waste Systems’ website at http://ir.casella.com and follow the appropriate link to the webcast.  The conference call will be accompanied by a presentation that will be made available to all investors on the company’s website.  The presentation will be posted prior to the scheduled presentation time, and may be accessed via the Investors’ section of the company’s website. In addition, the presentation will be webcast live via a link in the Investors’ section of the company’s website.  A replay of the call will be available on our website, or by calling (800) 642-1687 or (706) 645-9291 (passcode 39126090) until 11:59 PM. ET on Monday, January 31, 2011.

*Non-GAAP Financial Measures

For the twelve months ended October 31, 2010, the assets to be sold as part of this transaction contributed $14.0 million consolidated Adjusted EBITDA which can be reconciled to Net Income as follows, $10.3 million of Net Income plus $4.2 million of Depreciation and Amortization less ($0.5) million of Other (Income).

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), the company also discloses earnings before interest, taxes, depreciation and amortization, adjusted for accretion, depletion of landfill operating lease obligations, severance and reorganization charges, a goodwill impairment charge, an environmental remediation charge as well as development project charges (Adjusted EBITDA) which is a non-GAAP measure.  The company also discloses Free Cash Flow, which is defined as net cash provided by operating activities, less capital expenditures, less payments on landfill operating leases, less assets acquired through financing leases, plus proceeds from sales of property and equipment, which is a non-GAAP measure.  Adjusted EBITDA is reconciled to Net Income (Loss), while Free Cash Flow is reconciled to Net Cash Provided by Operating Activities.

We present Adjusted EBITDA and Free Cash Flow because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of our results. Management uses these non-GAAP measures to further understand our “core operating performance.” We believe our “core operating performance” represents our on-going performance in the ordinary course of operations. We believe that providing Adjusted EBITDA and Free Cash Flow to investors, in addition to corresponding income statement and cash flow statement measures, provides investors the benefit of viewing our performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations may look in the future. We further believe that providing this information allows our investors greater transparency and a better understanding of our core financial performance. In addition, the instruments governing our indebtedness use EBITDA (with additional adjustments) to measure our compliance with covenants such as interest coverage, leverage and debt incurrence.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the U.S. Adjusted EBITDA and Free Cash Flow should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles in the U.S., and may be different from Adjusted EBITDA or Free Cash Flow presented by other companies.

About Casella Waste Systems, Inc.

Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides solid waste, recycling and resource management services in the Northeastern United States.  For further information, contact Ned Coletta, director of investor relations at (802) 772-2239, or Ed Johnson, chief financial officer at (802) 772-2241, or visit the company’s website at http://www.casella.com.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as we “believe,” “expect,” “anticipate,” “plan,” “may,” “will,” “would,” “intend,” “estimate” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the disposition transaction and the industry and markets in which we operate and management’s beliefs and assumptions. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. Such risks and uncertainties include or relate to, among other things: the divestiture of the assets may not be successfully completed due to adverse economic conditions, the inability of the buyer to obtain its financing, the inability of the company to obtain necessary approvals, or other factors beyond the company’s control.  There are a number of other important risks and uncertainties that could cause our actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in our Form 10-K for the year ended April 30, 2010.

We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.